THE ISSUE PRICE OF THIS NOTE IS $1,000,000.00 (THE “ISSUE PRICE”).

THE ISSUE DATE OF THIS NOTE IS JUNE 18, 2014.

HELPFUL ALLIANCE COMPANY INC.

(Exact name of the Issuer as specified in its charter)

ORIGINAL ISSUE SECURED PROMISSORY NOTE

MATURITY DATE: JUNE 17, 2017

US$1,000,000	June 18, 2014

FOR VALUE RECEIVED, Helpful Alliance Company Inc., a Florida Corporation (“Borrower”) hereby promises to pay to Marusya Pro LLC, a Florida Limited Liability Company the registered holder (“Holder”) of this Secured Promissory Note (this “Note”), the principal sum of One Million Thousand 00/100 U.S. Dollars (“Principal Amount”) on the Maturity Date as defined above in accordance with the Loan Agreement between the Borrower and the Holder dated June 1, 2014 (“Loan Agreement”), and to pay interest on the principal sum outstanding Principal Amount at the rate of 6.0% per year (computed on the basis of the actual number of days elapsed under the Loan and a year of 360 days) accruing on quarterly basis starting from June 18, 2014, the date of initial issuance of this Note (the “Issue Date”), until payment in full of the Principal Amount has been made or duly provided for under Section 3.15 and Section 3.16 of the Loan Agreement (whether before or after the Maturity Date).

The Interest to accrue hereunder through June 17, 2017 shall be payable in cash funds, immediately available to the Lender, within 20 Business Days from the end of each fiscal quarter lapsing from the Loan date, with first such fiscal year ending on June 30, 2014 (the “Interest”).

Notwithstanding any other provision hereof, the Interest paid or becoming due hereunder and any other payments hereunder which may constitute interest shall in no event exceed the maximum rate permitted by applicable law. The Payment of the Interest and repayment of the Principal Amount shall be secured by the personal guarantee to the Lender by the officers of the Borrower.

This Note is being issued pursuant to the terms of the Loan Agreement, to which the Borrower and the Holder are participating parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This Note is subject to the following additional provisions:

1.	The term “Maturity Date” shall mean the earlier of (x) June 17, 2017 or (y) the date of repayment of the Principal Amount by the Borrower to the Lender as evidenced by the Lender’s bank statements.

2.	Payment. Prepayment Prior to Maturity Date. This Note may be prepaid in whole or in part at any time prior to the Maturity Date, without penalty; provided, however, that the Borrower shall provide a thirty (30) day advance notice of prepayment to the Holder and the Holder shall have the right but not an obligation to convert this Note, at the Holder’s choice and discretion, as provided for in Section 7 of this Note during such 30-day period. Any payment shall be applied as provided in Section 3 of this Note. Any payment made on account of the Note shall be applied in the following order of priority: (i) first, to any amounts due hereunder other than Principal Amount and accrued interest, (ii) then, to accrued interest through and including the date of payment, and (iii) then, to the Principal Amount of this Note. All payments contemplated hereby shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Borrower (which account may be changed by notice similarly given). For purposes of this Note, the phrase “date of payment” shall mean the date good funds are received in the account designated by the notice which is then currently effective.

3.	Default Due To Non-Payment. The Borrower shall be in default hereunder if any payment is not made in a timely manner, without any right to cure unless such right to cure is expressly granted by the Holder in writing in each instance; provided, however, that the grant of such right is in the sole discretion of the Holder and may be withheld for any reason or for no reason whatsoever.

4.	Borrowers Obligation Is Absolute. Subject to the terms of the Loan Agreement, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, as herein prescribed. This Note is a direct obligation of the Borrower.

5.	Collateral. Shall mean the assets of the Borrower.

6.	Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Florida. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of Broward or the state courts of the State of Florida sitting in the County of Fort Lauderdale in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Borrower shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Note.

7.	Waiver of Jury Trial. The Borrower and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Note.

8.	The following shall constitute an “Event of Default” hereunder:

a. The Borrower shall default in the payment of any amount due on this Note, time being of the essence, whether by maturity, pursuant to Section 2 or otherwise; or

b. Any of the representations or warranties made by the Borrower herein, in the Purchase Agreement or any of the other Transaction Documents shall be false or misleading in any material respect at the time made; or

c. The Borrower shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

d. A trustee, liquidator or receiver shall be appointed for the Borrower or for a substantial part of its property or business without its consent; or

e. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Borrower; or

f. The Borrower shall enter into, create, incur, assume or suffer to exist any indebtedness for borrowed money or liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to or pari passu with, in any respect, the Borrower’s obligations under this Note, or as approved in writing by the Holder; or

h. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

i. Failure by the Borrower to deliver any securities required to be delivered pursuant to Conversion or any other agreements between the parties.

j. The Borrower shall default in any of its obligations under any other note or any mortgage, credit agreement, loan agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any leasing or factoring arrangement of the Borrower or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

k. If an Event of Default shall have occurred, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable (and the Maturity Date shall be accelerated accordingly), without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and interest shall accrue on the total amount due (the “Default Amount”) on the date of the Event of Default (the “Default Date”) at the rate of 25% per annum or the maximum rate allowed by law, whichever is lower, from the Default Date until the date payment is made, and the Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

9.	Binding Effect. This Note shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Borrower and the Holder. In no event may the Borrower assign this Note or any rights or obligations hereunder without the Holder’s prior written consent and any purported assignment without such consent shall be null and void. This Note and the rights and obligations hereunder may be assigned by the Holder at any time.

[SEPARATE SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed by an officer thereunto duly authorized this 18th day of June, 2014.

HELPFUL ALLIANCE COMPANY INC.

/s/ Sergey Gurin
/n/ Sergey Gurin
/t/ President

STATE OF FLORIDA	)
COUNTY OF BROWARD	)

On the __18__ day of ____June_____ in the year 2014 before me, the undersigned ____Sergey Gurin_______________, personally appeared and proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person(s) upon behalf of which the individual(s) acted, executed the instrument.

/s/ Ganna Mikheleva
NOTARY PUBLIC SIGNATURE

Notary Stamp